Exhibit (i)(1)

[Logo of Kirkpatrick & Lockhart Nicholson Graham LLP]	1601 K Street, N.W. Washington, DC 20006-1600 202.778.9000 Fax 202.778.9100 www.klng.com

February 24, 2006

AXA Enterprise Funds Trust

1290 Avenue of the Americas

New York, NY 10104

Ladies and Gentlemen:

We have acted as counsel to AXA Enterprise Funds Trust, a Delaware statutory trust (the “Trust”), in connection with the filing with the Securities and Exchange Commission (the “SEC”) of Post-Effective Amendment No. 2 to the Trust’s Registration Statement on Form N-1A (File Nos. 333-121788 and 811-21695) (the “Post-Effective Amendment”), registering an indefinite number of Class A, Class B, Class C and Class Y shares of beneficial interest (the “Shares”) of each series of the Trust listed on Appendix A attached hereto, under the Securities Act of 1933, as amended (the “1933 Act”).

You have requested our opinion as to the matters set forth below in connection with the filing of the Post-Effective Amendment. For purposes of rendering that opinion, we have examined the Post-Effective Amendment, the Trust’s Agreement and Declaration of Trust and Bylaws and the action of the Trust that provides for the issuance of the Shares, and we have made such other investigation as we have deemed appropriate. We have examined and relied upon certificates of public officials and, as to certain matters of fact that are material to our opinion, we have also relied on a certificate of an officer of the Trust. In rendering our opinion, we also have made the assumptions that are customary in opinion letters of this kind. We have not verified any of those assumptions.

Our opinion, as set forth herein, is based on the facts in existence and the laws in effect on the date hereof and is limited to the federal laws of the United States of America and the laws of the State of Delaware that, in our experience, generally are applicable to the issuance of shares by entities such as the Trust. We express no opinion with respect to any other laws.

Based upon and subject to the foregoing, we are of the opinion that:

1.	The Shares to be issued pursuant to the Post-Effective Amendment have been duly authorized for issuance by the Trust; and

2.	When issued and paid for upon the terms provided in the Post-Effective Amendment, the Shares to be issued pursuant to the Post-Effective Amendment will be validly issued, fully paid, and nonassessable.

[Logo of Kirkpatrick & Lockhart Nicholson Graham LLP]

AXA Enterprise Funds Trust

February 24, 2006

This opinion is rendered solely in connection with the filing of the Post-Effective Amendment and supersedes any previous opinions of this firm in connection with the issuance of Shares. We hereby consent to the filing of this opinion with the SEC in connection with the Post-Effective Amendment and to the reference to this firm in the statement of additional information that is being filed as part of the Post-Effective Amendment. In giving our consent we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the SEC thereunder.

Very truly yours,

/s/ Kirkpatrick & Lockhart Nicholson Graham LLP

Kirkpatrick & Lockhart Nicholson Graham LLP

[Logo of Kirkpatrick & Lockhart Nicholson Graham LLP]

AXA Enterprise Funds Trust

February 24, 2006

Appendix A

AXA Enterprise Funds Trust

AXA Enterprise Capital Appreciation Fund

AXA Enterprise Deep Value Fund

AXA Enterprise Equity Fund

AXA Enterprise Equity Income Fund

AXA Enterprise Global Financial Services Fund

AXA Enterprise Global Socially Responsive Fund

AXA Enterprise Government Securities Fund

AXA Enterprise Growth and Income Fund

AXA Enterprise High-Yield Bond Fund

AXA Enterprise International Growth Fund

AXA Enterprise Mergers and Acquisitions Fund

AXA Enterprise Multi-Cap Growth Fund

AXA Enterprise Money Market Fund

AXA Enterprise Short Duration Bond Fund

AXA Enterprise Small Company Growth Fund

AXA Enterprise Small Company Value Fund

AXA Enterprise Tax-Exempt Income Fund